EXHIBIT 23.3

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the use in this Registration Statement on Form S-4 of Symmetricom, Inc. of our report dated November 2, 2001 relating to the financial statements of TrueTime, Inc., which appears in such registration statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/    PRICEWATERHOUSECOOPERS LLP

San Francisco, California
August 7, 2002